UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

____________________

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-13759 (Commission File Number)	68-0329422 (IRS Employer Identification Number)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 389-7373

 ____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 24, 2014, RWT Holdings, Inc. (“Holdings”), an indirect wholly-owned subsidiary of Redwood Trust, Inc. (“Redwood”), completed its private offering (the “Offering”) of $200.0 million aggregate principal amount of Holdings’ 5.625% Exchangeable Senior Notes due 2019 (the “Notes”). Holdings issued the Notes under an indenture dated as of November 24, 2014 (the “Indenture”), by and among Holdings, Redwood and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”). The Notes are fully and unconditionally guaranteed by Redwood (the “Guarantee”), and upon exchange, holders of the Notes will receive shares of Redwood’s common stock, par value $0.01 per share (the “Common Stock”). The initial purchasers have an option to purchase up to an additional $30.0 million aggregate principal amount of the Notes in connection with the Offering solely to cover over-allotments, if any, of which the option to purchase $5.0 million has been exercised to date.

The Notes were issued in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The resulting aggregate net proceeds to Holdings from the Offering were approximately $193.5 million, after deducting initial purchasers’ discounts and estimated expenses. Redwood and Holdings intend to use the net proceeds from the Offering to fund the business and investment activity of Redwood and its subsidiaries, which may include funding purchases of residential mortgage loans, funding the origination of commercial loans and acquiring mortgage-backed securities for their investment portfolio, as well as for other general corporate purposes.

The Notes bear interest at a rate of 5.625% per year, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2015. The Notes are senior unsecured obligations of Holdings and rank senior in right of payment with other existing and future unsecured indebtedness of Holdings that is expressly subordinated in right of payment to the Notes. The Notes also rank equal in right of payment with Holdings’ unsecured indebtedness that is not so subordinated, effectively junior in right of payment to Holdings’ secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to the claims of Holdings’ subsidiaries’ creditors, including trade creditors. The Guarantee is a senior unsecured obligation of Redwood and ranks senior in right of payment to Redwood’s existing and future unsecured indebtedness that is expressly subordinated to the Guarantee. The Guarantee also ranks equal in right of payment with Redwood’s unsecured indebtedness that is not so subordinated, effectively junior in right of payment to Redwood’s secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to the claims of Redwood’s other subsidiaries’ creditors, including trade creditors.

The Notes will mature on November 15, 2019 (the “Maturity Date”), unless earlier redeemed or repurchased by Holdings or exchanged. Holders may exchange any of their Notes into shares of Common Stock, at the applicable exchange rate at any time prior to the close of business on the second scheduled trading day prior to the Maturity Date, unless the Notes have been previously repurchased by Holdings.

The initial exchange rate of the Notes is 46.1798 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial exchange price of approximately $21.65 per share. The initial exchange price represents a premium of approximately 15.0% over the closing price of Redwood’s Common Stock on November 18, 2014. The exchange rate is subject to adjustment in certain circumstances.

Upon the occurrence of a fundamental change (as defined in the Indenture) involving Holdings, holders of the Notes may require Holdings to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Holdings will not be permitted to redeem the Notes at its option. Holdings may at any time and from time to time repurchase Notes by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

If an event of default (as defined in the Indenture) occurs and is continuing, the Trustee by notice to Holdings, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice to Holdings and the Trustee, may declare 100% of the principal of and accrued and unpaid interest on all the Notes to be due and payable. In the case of an event of default arising out of certain bankruptcy or insolvency events (as set forth in the Indenture), 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

A copy of the Indenture is filed as Exhibit 4.1 to this Current Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is contained in Item 1.01 above and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is contained in Item 1.01 above and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, by and among Redwood Trust, Inc., RWT Holdings, Inc. and Wilmington Trust, National Association, as Trustee, dated as of November 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2014	REDWOOD TRUST, INC.

	By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, by and among Redwood Trust, Inc., RWT Holdings, Inc. and Wilmington Trust, National Association, as Trustee, dated as of November 24, 2014.